Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2008 Financial Results

– Company Significantly Raises 2008 Cash Guidance to Approximately $500 Million at Year End and Achieves Strongest Quarterly Revenues to Date at $24 Million –

– Advances ALN-VSP, an RNAi Therapeutic for the Treatment of Liver Cancer, as Lead 2008 IND Candidate –

– Provides New Business Development Guidance; Expects Two or More Additional Major Alliances over Next 6 to 18 Months –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter of 2008, and company highlights.

“RNAi is now broadly recognized as a transformative breakthrough for the discovery of innovative medicines and Alnylam continues to lead the way across key value drivers of scientific leadership, product pipeline, intellectual property, and business execution,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “This quarter was notable for pipeline progress, including initiation of our Phase II ALN-RSV01 study in naturally infected patients, as well as advancing ALN-VSP as our lead IND candidate for 2008, amongst many other scientific and pipeline accomplishments. This quarter was also very productive for business execution where we achieved our entire key 2008 business goals by forming new alliances with Takeda, Kyowa Hakko, and GlaxoSmithKline through our joint venture, Regulus Therapeutics. Given this progress and the status of ongoing discussions, we now expect two or more major new alliances over the next 6 to 18 months.”

Cash, Cash Equivalents and Marketable Securities

At June 30, 2008, Alnylam had cash, cash equivalents and marketable securities of $538.3 million, compared to $455.6 million at December 31, 2007.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) in the second quarter of 2008 was $12.8 million, or $0.31 per share (including $4.5 million, or $0.11 per share of non-cash stock-based compensation expense), compared to $12.7 million, or $0.34 per share (including $1.8 million, or $0.05 per share of non-cash stock-based compensation expense) for the quarter ended June 30, 2007.

Revenues

Revenues in the second quarter of 2008 were $23.8 million, compared to $9.1 million in the second quarter of 2007. The significant increase in revenues in the second quarter of 2008 was primarily related to $13.4 million of net collaboration revenues related to the company’s alliance with Roche, which began in the third quarter of 2007. Revenues for the second quarter of 2008 also included $10.4 million of expense reimbursement and amortization revenues from Novartis, Takeda Pharmaceutical Company Limited, the National Institutes of Health (NIH), the Department of Defense (DOD), Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $29.6 million in the second quarter of 2008, including $2.9 million of non-cash stock-based compensation, as compared to $18.8 million in the second quarter of 2007, including $0.9 million of non-cash stock-based compensation. The increase in R&D expenses was due primarily to an increase in license fees consisting of $5.0 million in payments made to certain entities, primarily Isis Pharmaceuticals, Inc., as a result of the Takeda alliance, as well as a charge of $2.1 million for the premium the company paid on the shares of Tekmira Pharmaceuticals Corporation’s common stock that it purchased in May 2008. In addition, R&D expenses in the second quarter of 2008 consisted primarily of higher expenses associated with the company’s pipeline and delivery technology investments. The increase in non-cash stock-based compensation was due to the planned increase in research and development headcount, as well as higher non-employee stock-based compensation charges.

General and Administrative Expenses

General and administrative (G&A) expenses were $7.1 million in the second quarter of 2008, including $1.7 million of non-cash stock-based compensation, as compared to $5.3 million in the second quarter of 2007, including $0.9 million of non-cash stock-based compensation. The increase in G&A expenses in the second quarter of 2008 was due primarily to increased business development activities.

Regulus Therapeutics LLC; Joint Venture with Isis Pharmaceuticals

In the third quarter of 2007, the company made a $10.0 million investment in Regulus Therapeutics, a joint venture with Isis Pharmaceuticals for the discovery, development, and commercialization of miRNA therapeutics. The company is funding the first $10.0 million of Regulus Therapeutics’ net spend and has capitalized its investment in Regulus Therapeutics on its balance sheet. In its income statement, the company incurred a $1.6 million equity in loss of joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics in the second quarter of 2008.

Interest Income

Interest income was $3.5 million in the second quarter of 2008 as compared to $2.6 million in the second quarter of 2007. The increase in interest income was primarily due to a higher cash balance as a result of the $331.0 million of gross proceeds that the company received from the alliance with Roche that closed in August 2007 and the $100.0 million of gross proceeds that the company received from the alliance with Takeda that closed in May 2008. The increase in interest income was offset by a sharp decline in interest rates from the prior year.

Income Tax Expenses

Primarily as a result of the company’s alliance with Roche in August 2007, the company recorded income tax expenses of $1.3 million in the second quarter of 2008.

2008 Financial Guidance

Due to upfront payments received from new alliances completed year to date with Takeda and Kyowa Hakko Kogyo Co., Ltd., Alnylam is significantly increasing its year-end cash guidance for 2008. The company now expects that its cash, cash equivalents and marketable securities balance will be approximately $500 million at December 31, 2008, as compared with its previous goal of ending 2008 with over $390 million in cash.

“We were very pleased to have formed important new business alliances this quarter which have allowed us to significantly increase our cash guidance to approximately $500 million for year-end 2008,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “Funding from our strategic alliances has also resulted in our strongest revenue quarter ever, and we expect this significant and steady stream of revenues to continue for the foreseeable future. In aggregate, our solid balance sheet and strong revenues continue to place Alnylam in an excellent position to build a leading, top-tier biopharmaceutical company.”

Second Quarter 2008 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced Development of ALN-RSV01 for Respiratory Syncytial Virus (RSV) Infection. Alnylam initiated and is actively enrolling patients in a double-blind, randomized Phase II clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with RSV. As a secondary objective, this trial will evaluate the anti-viral activity of ALN-RSV01 in patients with a naturally acquired RSV lower respiratory tract infection. The data from this study, in combination with the previous Phase II GEMINI trial and multiple Phase I trials, will comprise a comprehensive safety and efficacy data set with which Alnylam expects to further advance its overall ALN-RSV01 development program aimed toward pediatric RSV populations.
  On Track to File Investigational New Drug (IND) Application in 2008 with ALN-VSP for Treatment of Liver Cancer. Alnylam is developing a systemically delivered RNAi therapeutic, ALN-VSP, for the treatment of liver cancers and potentially other solid tumors. ALN-VSP comprises two small interfering RNAs (siRNAs, the molecules that mediate RNAi) in a lipid nanoparticle formulation. These two siRNAs target distinct genes involved in the growth and development of tumors: kinesin spindle protein, or KSP, and vascular endothelial growth factor, or VEGF. Pre-clinical data with ALN-VSP, as compared to a control non-specific siRNA, in a mouse model of liver cancer demonstrated significant dose-dependent silencing of both KSP and VEGF derived from the human tumor; evidence of tumor cell cycle arrest due to KSP silencing documented histologically; reduction in overall tumor growth as measured by quantification of a tumor-specific gene; and marked reduction in the size of liver tumors in ALN-VSP-treated animals as observed by gross pathology. Data from this program were generated in collaboration with Tekmira, using their stable nucleic acid-lipid particles, or SNALP technology.
  Continued Advancement of Additional Lead Pipeline Programs, Including ALN-PCS and ALN-HTT. ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia, continues to advance in pre-clinical studies toward a potential IND in 2009. ALN-HTT, an RNAi therapeutic targeting huntingtin for the treatment of Huntington’s disease, continues to advance in pre-clinical studies. This program is in partnership with Medtronic, Inc., and is structured as a 50/50 co-development/profit share relationship in the U.S. market.
  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication and presentation of peer-reviewed research, including:

-- new in vivo research validating a mammalian host gene involved in malaria infection and the anti-parasitic efficacy of RNAi therapeutics targeting that gene (Epiphanio et al., Cell Host & Microbe, 3: 331-338, 2008);

-- characterization of “lipidoids,” a novel biomaterials approach for systemic delivery of RNAi therapeutics as part of a research collaboration with scientists at MIT (Akinc et al., Nature Biotechnology, 26: 561-569, 2008); and,

-- new research related to defining immunostimulatory properties and mechanisms for siRNAs and methods to screen for and eliminate these properties in defining “drug-like” properties of siRNAs for therapeutic applications (Zamanian-Daryoush et al., Journal of Interferon & Cytokine Research, 28: 221-233, 2008).

  Augmented Platform for Systemic Delivery of RNAi Therapeutics. Alnylam completed new agreements with Tekmira and Protiva BioTherapeutics Inc. related to the close of the previously announced merger of Tekmira and Protiva. These new agreements include continued exclusive access to the Semple (U.S. Patent No. 6,858,225) and Wheeler (U.S. Patent Nos. 5,976,567 and 6,815,432) patents which the company believes are broadly required for cationic liposomal delivery of RNAi therapeutics. Alnylam also has the option to co-develop and co-commercialize Tekmira’s PLK1 SNALP program under development for the treatment of certain cancers.
  Expanded Platform with RNA Activation (RNAa) Technology. As part of its overall leadership on RNA therapeutics, including RNAi and microRNA therapeutics, Alnylam consolidated key intellectual property (IP) in the emerging biological field of RNAa. RNAa technology has potential for the activation of gene expression with applications in certain genetic diseases and cancer. The company completed exclusive license agreements with University of Texas Southwestern Medical Center, University of California San Francisco, and the Salk Institute for Biological Studies. RNAa technology represents a potential new product platform in Alnylam’s efforts to advance innovative medicines to patients.

Business Execution Highlights

  Strategic Worldwide Platform Alliance with Takeda Pharmaceuticals, Valued at Over $1 Billion. In what represents the first major RNAi therapeutics partnership between a Japanese pharmaceutical company and a U.S. biotechnology company, Alnylam received $100 million in upfront payments and $50 million in near-term technology transfer payments for a non-exclusive platform license in two therapeutic fields. At Takeda’s option, the scope of the partnership can be expanded to include additional fields with a $50 million per field expansion payment. Alnylam is also eligible to receive research and development funding related to the drug discovery collaboration and is eligible to receive up to $171 million in development and commercial milestone payments and significant royalties per product. In addition, Alnylam retains the right to opt-in to co-develop and co-commercialize Takeda RNAi therapeutic programs in the U.S. market on a 50-50 basis. This opt-in right can be exercised on four Takeda RNAi therapeutic products as late as the start of Phase III studies. Further, the opt-in right could be expanded to include additional products if Takeda exercises their right to add additional fields. Finally, Takeda becomes Alnylam’s strategic partner in Asia and Alnylam becomes Takeda’s strategic partner in the U.S. related to RNAi therapeutic partnering interests of either party with reciprocal rights of first negotiation if Alnylam chooses to partner in Asia or Takeda chooses to partner in the U.S.
  Formed an Exclusive Alliance with Kyowa Hakko for ALN-RSV01 in Asia. Alnylam formed a development and commercialization partnership with Kyowa Hakko for ALN-RSV01 in Asia. In the agreement, Alnylam received $15 million in an upfront cash payment and may receive up to an additional $78 million in development and sales milestone payments. Upon commercialization, Alnylam will receive double-digit royalties based on the sales of ALN-RSV01 in Japan and other territories in Asia. Alnylam retains all development and commercialization rights for ALN-RSV01 worldwide excluding Asia.
  Extended Novartis Collaboration for Additional Year. Novartis elected to extend their RNAi therapeutics collaboration for at least one additional year, through October 2009, resulting in continued research and development funding to Alnylam. This landmark alliance was initiated in October 2005 and is focused on discovery, development, and commercialization of RNAi therapeutics toward a defined number of Novartis-selected disease gene targets. As part of the 2005 agreement, Novartis has the right to extend the collaboration to a fifth year and has the right to obtain a broad non-exclusive platform license to Alnylam IP and technology in exchange for a significant upfront payment, milestones, and royalties.
  Formed Major Alliance with GlaxoSmithKline (GSK), Valued at Over $600 Million, Through Regulus Therapeutics Joint Venture. GSK and Regulus Therapeutics, Alnylam’s joint venture with Isis Pharmaceuticals, formed a strategic alliance to discover, develop, and market novel microRNA therapeutics to treat inflammatory diseases. GSK obtained an option to license product candidates directed at up to four distinct microRNA targets within the inflammatory disease field. Regulus received $20 million in upfront cash payments, including a $15 million option fee and a $5 million note, and could also be eligible to receive up to $144.5 million in development, regulatory, and sales milestone payments for each of the four microRNA therapeutic products discovered and developed as part of the alliance. In addition to the potential of nearly $600 million, Regulus could receive in option, license, and milestone payments, Regulus could also receive tiered royalties up to double digits on worldwide sales of products resulting from the alliance.
  Granted Calando a New InterfeRx™ License. Alnylam granted Calando Pharmaceuticals Inc. a non-exclusive InterfeRx license to discover, develop, and commercialize a synthetic siRNA directed toward an undisclosed cancer target. The terms of the agreement include an upfront payment, milestone payments, and royalties. In addition, Alnylam has the right of first negotiation to opt-in for co-development and co-commercialization of the RNAi therapeutic product in the U.S. market.

Intellectual Property (IP) Leadership Highlights

  New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
-- the Tuschl II patent, which is exclusively licensed to Alnylam for RNAi therapeutics, was allowed by the Russian Patent Office (2322500) and the Mexican Patent Office (Application No. 2003/004836). The Tuschl II patent has been previously awarded in the U.S. (U.S. Patent Nos. 7,056,704 and 7,078,196), EU (EP 1407044), and Japan (JP 4 095 895), among other jurisdictions, with broad claims covering siRNAs; and
-- the Kreutzer-Limmer divisional patent, which is owned by Alnylam, was granted by the Australian Patent Office (AU Application No. 2005201044). This Kreutzer-Limmer patent has been previously awarded in the EU (EP 1144623 and EP 1214945), with claims covering siRNAs with 15 to 49 nucleotides in length, among other jurisdictions, and is pending in the U.S. and certain other major markets.
  Regulus Therapeutics Expands IP Estate. Regulus Therapeutics licensed from Stanford University exclusive rights to U.S. and international patent applications covering methods and compositions for antagonizing miR-181a to regulate immune responses, which could lead to a new way to treat inflammatory diseases.
  Provided Update on “Glover” Patent. The “Glover” patent (EP 1230375), which is exclusively licensed to Alnylam from Cancer Research Technology Limited (CRT), was overturned by the European Patent Office through the course of opposition proceedings. Alnylam and CRT intend to appeal any decision which does not result in the patent being maintained in its present form or scope.

Organizational Highlights

  Expanded the Regulus Therapeutics Management Team. Regulus Therapeutics announced the appointment of Garry Menzel, Ph.D., as Executive Vice President, Corporate Development and Finance. Dr. Menzel previously ran the global biotechnology practices for Goldman Sachs and recently Credit Suisse.

Conference Call Information

Management will provide an update on the company, discuss second quarter results, and discuss expectations for the future via conference call on Wednesday, August 6, 2008, at 4:30 p.m. ET. To access the call, please dial 866-800-8651 (domestic) or 617-614-2704 (international) five minutes prior to the start time and provide the passcode 38068202. A replay of the call will be available from 6:30 p.m. ET on August 6, 2008 until August 13, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 70977053.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event and will be archived for 14 days.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, and Kyowa Hakko. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam has established “RNAi 2010” which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV01, and its expectations with respect to the timing and success of its clinical and pre-clinical trials and regulatory filings, including its plans to file an IND with respect to ALN-VSP in 2008, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2008, and its ability to continue to generate revenue through existing and new alliances constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent annual report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net revenues from research collaborators	$23,833	$9,133	$46,025	$16,350

Operating expenses:
Research and development (1)	29,558	18,813	49,835	45,484
General and administrative (1)	7,106	5,273	12,978	9,813
Total operating expenses	36,664	24,086	62,813	55,297
Loss from operations	(12,831)	(14,953)	(16,788)	(38,947)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics LLC)	(1,605)	-	(3,234)	-
Interest income	3,547	2,578	8,249	5,268
Interest expense	(208)	(275)	(440)	(561)
Other expense	(412)	(41)	(330)	(96)
Total other income (expense)	1,322	2,262	4,245	4,611
Loss before income taxes	(11,509)	(12,691)	(12,543)	(34,336)
Provision for income taxes	(1,251)	-	(1,456)	-
Net loss	$(12,760)	$(12,691)	$(13,999)	$(34,336)

Net loss per common share - basic and diluted	$(0.31)	$(0.34)	$(0.34)	$(0.92)

Weighted average common shares used to compute basic and diluted net loss per common share	40,908	37,534	40,821	37,454

(1) Non-cash stock-based compensation expense included in these amounts are as follows:
Research and development	$2,857	$864	$5,171	$2,020
General and administrative	1,691	922	3,197	1,926

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2008	2007
Cash, cash equivalents and marketable securities	$538,323	$455,602
Collaboration receivables	5,126	5,031
Prepaid expenses and other current assets	4,182	2,926
Total restricted cash	6,152	6,152
Property and equipment, net	18,853	13,810
Intangible and other assets	998	1,141
Investment in joint venture (Regulus Therapeutics LLC)	6,412	9,129
Total assets	$580,046	$493,791
Other current liabilities	$24,921	$22,842
Total deferred revenue	349,674	263,316
Notes payable, net of current portion	938	2,963
Deferred rent	5,074	5,200
Other long-term liabilities	270	302
Total stockholders’ equity (41.1 million and 40.8 million common shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	199,169	199,168
Total liabilities and stockholders' equity	$580,046	$493,791

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2007.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer